Exhibit 10(o)

AMENDMENT TO THE PACCAR INC SAVINGS INVESTMENT PLAN

(Amendment and Restatement Effective January 1, 2007)

Effective January 1, 2009, Sections 5.1 and 5.2 of the PACCAR Inc Savings Investment Plan (the “SIP”) shall be amended to read in its entirety as follows:

“5.1         Amount of Company Contributions

The Company may, in its sole discretion, make one or more Company Contributions during each Plan Year with respect to Members’ Salary Deferrals (other than Age 50 Catch-Up Deferrals).  The Company’s rate of contribution and the frequency and manner in which the Company makes its contributions shall be decided by the Company in its sole discretion with respect to each Plan Year.  The aggregate amount of Company Contributions for each Plan Year shall be equal to the sum of the amounts allocated for such Plan Year to Members pursuant to Section 5.2.  Company Contributions may be made in the form of PACCAR Stock.  Company Contributions shall be paid to the Trustee as soon as practicable following the end of the period for which the contributions are being made, but shall in no event be paid to the Trustee later than the due date for filing the Company’s federal income tax return (including extensions) for the Plan Year.

5.2           Allocation of Company Contributions

Company Contributions, determined under Section 5.1, shall be allocated to Members, subject to such eligibility conditions as the Company may determine with respect to each Plan Year,  in an amount equal to the lesser of (1) a percentage, to be determined each Plan Year in the Company’s sole discretion, of the aggregate Salary Deferrals (other than Age 50 Catch-Up Deferrals) made by each eligible Member during the Plan Year, not including Salary Deferrals returned to the Member pursuant to Sections 4.5, 4.9 or 15.3, or (2) a percentage, to be determined each Plan Year in the Company’s sole discretion, of Compensation received during the portion of the Plan Year that the eligible Member is an Eligible Employee and a Member (including a Restricted Member).  Company Contributions may be allocated in the form of PACCAR Stock.”

Effective January 1, 2009, Section 5.9 of the SIP shall be deleted in its entirety, Sections 5.10 through 5.12 shall be renumbered accordingly, and all cross-references shall be amended accordingly.

Effective January 1, 2009, the first paragraph of Section 5.10 (formerly Section 5.11) of the SIP shall be amended to read in its entirety as follows:

“Each Member who has completed three or more years of service (as defined below), may elect at any time to transfer any whole percentage of the amount of the Member’s Company Contributions Account then invested in one Investment Option (including the PACCAR Stock Fund) to another Investment Option (including the PACCAR Stock

Fund) in accordance with the Company’s written procedures.  Any future Company Contributions allocated to such Member may, in the Company’s sole discretion, continue to be allocated to the Member’s Company Contributions Account in the form of PACCAR Stock.”

Effective January 1, 2009, Section 7.2(b) of the SIP shall be amended to read in its entirety as follows:

“(b)                           Contributions Credited

The Company shall credit to each Member’s Company Contributions Account the amount of any Company Contributions allocated as of such day or days within the Plan Year as the Company shall determine in its sole discretion.  The Company shall credit to each Member’s Salary Deferral Accounts the amount of Salary Deferrals withheld, transfers from Company Contributions Accounts received and Rollover Contributions received in such calendar month.”

Witness the execution of this Amendment to the PACCAR Inc Savings Investment Plan (Amendment and Restatement Effective January 1, 2007).

PACCAR Inc

By:	/s/ M. C. Pigott

Title:	Chairman & Chief Executive Officer

Dated:	March 12, 2009